FORM 10-Q

Exhibit 2.1(j)


         AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT


          AMENDMENT dated as of September 29, 1996 (this "Amendment") of a Receivables Purchase Agreement dated as of August 11, 1992, as amended from time to time (the "Receivables Purchase Agreement"), between CONE MILLS CORPORATION (the "Seller") and DELAWARE FUNDING CORPORATION (the "Buyer"). Terms defined in the Receivables Purchase Agreement and not otherwise defined herein have the same meaning when used herein.


                         WITNESSETH:


          WHEREAS, the Seller and the Buyer are parties to the Receivables Purchase Agreement; and

          WHEREAS, the Seller and the Buyer desire to amend certain provisions of the Receivables Purchase Agreement;

          NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants hereinafter set forth and intending to be legally bound hereby, agree as follows:


          ARTICLE I.     Amendment to the Receivables
                         Purchase Agreement.

          Subject to the satisfaction of the conditions precedent specified in Article IV hereof, the Receivables
Purchase Agreement shall be amended as follows:

          The definition of "Consolidated Net Income" in
Section 1.01 of the Receivables Purchase Agreement is hereby amended in its entirety to read as follows:

          "Consolidated Net Income" means, for any period, the net income of the Seller and its Consolidated Subsidiaries for such period, excluding non-cash equity earnings or losses from unconsolidated foreign affiliates and all other non-recurring items related to reserves or losses for write-downs of inventory, accounts receivable, fixed assets, and investment of assets outside of the normal course of business.

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FORM 10-Q

Exhibit 2.1(j)   (continued)


               The Interest Coverage Ratio negative covenant (but not the definitions of "EBIT" or "Consolidated Interest Expense") set forth in section 6.02(j)(i) of the Receivables Purchase Agreement is hereby amended in its entirety to read as follows:

          (j)(i) Interest Coverage Ratio. As of the last day of (i) the respective fiscal quarters ended on June 30, 1996, September 29, 1996 and December 29, 1996 the ratio of EBIT to Consolidated Interest Expense for the period of four consecutive fiscal quarters then ended will not be less than 1.8:1, 1.4:1 and 1.0:1, respectively, and (ii) each fiscal quarter ended either prior to June 30, 1996 or after December 29, 1996, the ratio of EBIT to Consolidated Interest Expense for the period of four consecutive fiscal quarters then ended will not be less than 2.3:1.

          ARTICLE II.    Representations.

          The Seller hereby represents and warrants that, after giving effect to this Amendment:

          the representations and warranties set forth in
Section 5.01 of the Receivables Purchase Agreement are true on the date hereof as if made on and as of the date hereof except as such representations and warranties specifically relate to an earlier date and as if each reference to the "Receivables Purchase Agreement" in said Section 5.01 was deemed to be a reference to the Receivables Purchase Agreement as amended by this Amendment; and

          there shall exist no Termination Event or Potential
Termination Event under the Receivables Purchase Agreement.

          ARTICLE III.   Status of the Receivables Purchase
                         Agreement.

          Except as otherwise expressly provided herein, all terms and conditions of the Receivables Purchase Agreement are ratified and shall remain unchanged and continue in full force and effect. Each reference in the Receivables Purchase Agreement to such Agreement or any exhibit thereto shall mean and be a reference to the Receivables Purchase Agreement and the exhibits thereto as amended hereby.


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FORM 10-Q

Exhibit 2.1(j)   (continued)


          ARTICLE IV.    Condition Precedent.

          The amendment to the Receivables Purchase Agreement set forth in Article I hereof shall become effective on September 30, 1996 upon the execution and delivery of this Amendment by each of the parties hereto.

          ARTICLE V.     Governing Law.

          This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

          ARTICLE VI.    Counterparts.

          This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing such counterpart.

          IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Amendment to be duly executed as of the date first above written.

                         DELAWARE FUNDING CORPORATION

                         by:  Morgan Guaranty Trust Company
                              of New York (as successor to
                                J.P. Morgan Delaware),
                                as attorney-in-fact
                                for Delaware Funding
                                Corporation

                         by: /s/ Richard A. Burke
                            Authorized Signatory

                                 Associate
                            Title


                         CONE MILLS CORPORATION

                         by: /s/ David E. Bray
                            Authorized Signatory

                                 Treasurer
                            Title

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